Item 77D - DWS Global
Income Builder Fund (a series
of DWS Market Trust)

The Board of DWS Global
Income Builder Fund approved
the following changes to the
fund's name, objective and
investment strategy, effective
March 1, 2012 (the "Effective
Date").

On the Effective Date, the
fund's name changed from
DWS Balanced Fund to DWS
Global Income Builder Fund.

On the Effective Date, the
fund's objective changed to the
following:

The fund seeks to maximize
income while maintaining
prospects for capital
appreciation.

On the Effective Date, the
following became the fund's
principal investment strategy:

Main investments. The fund
invests in a broad range of both
traditional asset classes (such as
equity and fixed income
investments) and alternative
asset classes (such as real estate,
infrastructure, convertibles,
commodities, currencies and
absolute return strategies). The
fund can buy many types of
securities, among them common
stocks, convertible securities,
corporate bonds, government
bonds, inflation-indexed bonds,
mortgage- and asset-backed
securities and
exchange-traded funds (ETFs).
The fund can invest in securities
of any size, investment style
category, or credit quality, and
from any country (including
emerging markets). The fund
will generally invest in at least
three different countries and
will normally have investment
exposure to foreign securities,
foreign currencies and other
foreign investments equal to at
least 40% of the fund's net
assets. The fund invests at least
25% of net assets in fixed
income senior securities.

Management process. Portfolio
management allocates the
fund's assets among various
asset categories. Portfolio
management periodically
reviews the fund's allocations
and may adjust them based on
current or anticipated market
conditions or to manage risk
consistent with the fund's
overall investment strategy.
Within each asset category,
portfolio management uses one
or more investment strategies
for selecting equity and debt
securities. Each investment
strategy is managed by a team
that specializes in a particular
asset category, and that may use
a variety of quantitative and
qualitative techniques.

Derivatives. Portfolio
management generally may use
credit default swaps, which are
a type of derivative (contracts
whose value is based on, for
example, indices, currencies or
securities), to increase the
fund's income, to gain exposure
to a bond issuer's credit quality
characteristics without directly
investing in the bond, or to
hedge the risk of default on
bonds held in the fund's
portfolio. In addition, portfolio
management generally may use
forward currency contracts
to hedge its exposure to changes
in foreign currency exchange
rates on its foreign currency
denominated portfolio holdings
or to facilitate transactions in
foreign currency denominated
securities, and futures contracts
to gain exposure to different
parts of the yield curve while
managing overall duration, and
to gain exposure to a particular
asset class or to keep cash on
hand to meet shareholder
redemptions or other needs
while maintaining exposure to
the stock market.

The fund may also use various
types of derivatives (i) for
hedging purposes; (ii) for risk
management; (iii) for non-
hedging purposes to seek to
enhance potential gains; or (iv)
as a substitute for direct
investment in a particular asset
class or to keep cash on hand to
meet shareholder redemptions.

Securities Lending. The fund
may lend securities (up to one-
third of total assets) to approved
institutions.



E:\Electronic Working Files\03 -
NSAR\2012\4-30-2012\DWS Market
Trust\03-Exhibits\Exhibit 77D
GIB.docx